Exhibit 99.2

Investor Update - October 20, 2016

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes forecasted operational and financial information for our mainline and consolidated operations. The forecasted information in this update excludes the financial and operational impact of the potential merger of Virgin America Inc. (Virgin America). Our disclosure of operating cost per available seat mile, excluding fuel and other items, provides us (and may provide investors) with the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expenses per available seat mile. However, due to the fluctuations in fuel prices, we are unable to predict total operating expenses for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are providing information about estimated fuel prices and our hedging program. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period. Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2015, as well as in other documents filed by Alaska Air Group with the SEC after the date thereof. Some of these risks include risks related to contemplated merger of Virgin America with a wholly owned subsidiary of Alaska Air Group, general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our indebtedness, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, and changes in laws and regulations. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

AIR GROUP - CONSOLIDATED
Forecast Information
The forecasted information presented herein does not reflect the financial and operational impact of our pending acquisition of Virgin America, or any related merger costs.

	Forecast Q4 2016	Change Y-O-Y	Forecast Full Year 2016	Change Y-O-Y	Prior Guidance September 13, 2016
Capacity (ASMs in millions)	10,625 - 10,675	~ 3%	43,350 - 43,400	~ 8.5%	43,250 - 43,350
Cost per ASM excluding fuel and special items (cents)	8.54¢ - 8.59¢	~ 0.5%	8.25¢ - 8.27¢	~ (0.5)%	8.25 - 8.30
Fuel gallons (000,000)	134	~ 2%	544	~ 7%	543
Economic fuel cost per gallon(a)	$1.74	~ 8%	$1.53	~ (18.5)%	N/A

(a)
Our economic fuel cost per gallon estimate for the fourth quarter includes the following per-gallon assumptions: crude oil cost - $1.19 (approximately $50 per barrel), refining margin - 36 cents, cost of settled hedges - 3 cents, with the remaining difference due to taxes and other into-plane costs.

Nonoperating Expense
We expect that our consolidated nonoperating expense will be approximately $8.5 million in the fourth quarter of 2016 as a result of debt incurred to fund the pending Virgin America acquisition.

Capital Expenditures(a)
The table below reflects the full-year expectation for total capital expenditures and additional expenditures if options were exercised. These options will be exercised only if we believe return on invested capital targets can be met.

	2016	2017	2018	2019
Aircraft and aircraft purchase deposits - firm	$500	$810	$695	$585
Other flight equipment	65	95	90	60
Other property and equipment	115	150	150	100
Total property and equipment additions	$680	$1,055	$935	$745
Option aircraft and aircraft deposits, if exercised(b)	$—	$65	$215	$600

(a)	Preliminary estimate, subject to change. Excludes capitalized interest.

(b)	Alaska has options to acquire 41 B737 aircraft with deliveries from 2019 to 2024. Horizon has options for 30 E175 aircraft with deliveries from 2019 to 2021.

Projected Fleet Count(a)

	Actual Fleet	Expected Fleet Activity
Aircraft	Sep 30, 2016	2016 Changes	Dec 31, 2016	2017-2018 Changes	Dec 31, 2018
737 Freighters & Combis (b)	6	1	7	(4)	3
737 Passenger Aircraft (b)	148	—	148	9	157
Total Mainline Fleet	154	1	155	5	160
Q400 (c) (d)	52	—	52	(15)	37
E-175 (c)	13	2	15	28	43
CRJ700 (c)	4	(4)	—	—	—
Total Regional Fleet	69	(2)	67	13	80
Total	223	(1)	222	18	240

(a)	The expected fleet counts at December 31, 2016 and beyond are subject to change.

(b)
2016 change in 737 Aircraft reflects the return to service of one 737-700 aircraft converted to a freighter, and delivery of two 737-900ERs offset by the retirement of one aircraft and one aircraft that is leaving revenue service to be converted to a freighter.

(c)	Aircraft are operated under capacity purchase agreements with Horizon or other regional airlines.

(d)	The reduction of 15 Q400s in 2017-2018 represent scheduled returns at the end of the lease.

AIR GROUP - CONSOLIDATED (continued)
Fuel Hedge Positions
All of our current oil positions are call options, which are designed to effectively cap the cost of the crude oil component of our jet fuel purchases. With call options, we benefit from a decline in crude oil prices, as there is no cash outlay other than the premiums we pay to enter into the contracts. Our crude oil positions are as follows:

	Approximate % of Expected Fuel Requirements	Weighted-Average Crude Oil Price per Barrel	Average Premium Cost per Barrel
Fourth Quarter 2016	50%	$61	$3
First Quarter 2017	50%	$58	$3
Second Quarter 2017	40%	$58	$3
Third Quarter 2017	30%	$59	$4
Fourth Quarter 2017	20%	$62	$4
Full Year 2017	35%	$59	$3
First Quarter 2018	10%	$61	$4
Total 2018	2%	$61	$4

ALASKA AIRLINES - MAINLINE
Forecast Information

	Forecast Q4 2016	Change Y-O-Y	Forecast Full Year 2016	Change Y-O-Y	Prior Guidance September 13, 2016
Capacity (ASMs in millions)	9,475 - 9,525	~ 2%	38,700 - 38,750	~ 8%	38,600 - 38,700
Cost per ASM excluding fuel and special items (cents)	7.53¢ - 7.57¢	~ flat	7.29¢ - 7.31¢	~ (1)%	7.35 - 7.40
Fuel gallons (000,000)	114	~ 1%	465	~ 6%	463
Economic fuel cost per gallon(a)	$1.74	~ 8%	$1.53	~ (18.0)%	N/A

(a)	Please see note(a) in Consolidated.